Exhibit 10(u)

FPL GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Annual Retainer (payable quarterly in common stock or cash)	$32,000
Board or Committee meeting fee	$1,500/meeting
Audit Committee Chair retainer (annual) (payable quarterly)	$10,000
Other Committee Chair retainer (annual) (payable quarterly)	$5,000
Annual grant of common stock (under Non-Employee Directors Stock Plan)	that number of shares determined by dividing $100,000 by closing price of FPL Group common stock on effective date of grant (rounded up to the near- est 10 shares)
Miscellaneous	- Travel and Accident Insurance while on Company business.
- Certain directors accrue dividends and interest on the phantom stock units granted to them upon the termination of the Non-Employee Director Retirement Plan in 1996.*
- Travel and related expenses while on Board business are reimbursed by the Company.
- Directors may participate in the Company's Deferred Compensation Plan.

*Effective November 1, 1996, FPL Group's Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Messrs. Beall, Brown and Tregurtha participate in this program.